EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference to the Registration Statement on Form S-3 (No. 333-57230) and related prospectus of Turbosonic Technologies, Inc. for the registration of 900,000 shares of its common stock and the Registration Statement on Form S-8 (No. 333-57248) pertaining to the Turbosonic Technologies, Inc. 2000 Stock Plan of our report dated September 5, 2003, with respect to the consolidated financial statements of Turbosonic Technologies, Inc. for the year ended June 30, 2003 included in this Annual Report (Form 10-KSB).


/s/ Ernst & Young LLP
September 29, 2003
Kitchener, Ontario, Canada